EXHIBIT 99.1

Investor/Media Contacts

Thomas W. Schneider – President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Third Quarter 2019 Net Income

Improved 2.7% to $1.0 Million

Strong Third Quarter Loan and Deposit Growth and Stable Asset Quality Metrics

Drive Improved Year-Over-Year Performance

Oswego, N.Y. — November 1, 2019, — Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced third quarter 2019 net income available to common shareholders of $1.0 million, compared to $985,000 for the third quarter of 2018.  Diluted earnings per share was $0.22 for the third quarter of 2019, compared to $0.23 for the third quarter of 2018.  Third quarter 2019 revenue (net interest income and total noninterest income) of $8.5 million increased $1.2 million, or 15.7%, compared to $7.3 million for the third quarter of 2018.  Net income available to common shareholders for the first nine months of 2019 was $2.1 million, compared to $2.9 million for the same period of 2018.  Diluted earnings per share for the nine-month period of 2019 was $0.47, compared to $0.69 per diluted share for the comparable period in 2018.

Third Quarter 2019 Performance Highlights

•	Third quarter 2019 net interest income improved to $7.2 million, up $809,000 or 12.7% from $6.4 million for the prior year quarter
•	Total revenue for the first nine months of 2019 was $24.1 million, an increase of $1.9 million, or 8.8%, compared to $22.1 million for the same period in 2018
•	Interest-earning assets at September 30, 2019 were $984.9 million, an increase of $118.9 million, or 13.7%, compared with $866.0 million at September 30, 2018
•

Total loans of $725.9 million at September 30, 2019, increased by $105.0 million, or 16.9%, compared to $620.9 million at September 30, 2018, and increased by $105.6 million, or 17.0%, compared to $620.3 million at December 31, 2018

•

Total deposits of $859.6 million at September 30, 2019, increased by 13.7%, or $103.4 million, compared with $756.2 million at September 30, 2018, and increased by 18.2%, or $132.5 million, compared with $727.1 million at December 31, 2018

•

Asset quality metrics remained stable and favorable, with the annualized ratio of net loan charge-offs to average loans at 0.07% for the nine months ended September 30, 2019, compared to 0.12% for the nine months ended September 30, 2018, and 0.22% for the year ended December 31, 2018

“Our solid third quarter 2019 performance was driven by a double-digit increase in interest and dividend income, continued loan and deposit balance growth, stable asset quality metrics and a reduction in the rate of growth of noninterest expenses,” said Thomas W. Schneider, President and Chief Executive Officer.  “Interest and dividend income grew by 21.6%, compared to the third quarter of 2018, reflecting earning asset growth of $118.9 million, or 13.7%, and increased interest yields across a wide range of investment and loan categories.  Third quarter 2019 originated and acquired loan growth was nearly $33.0 million in aggregate, an annualized increase of approximately 19%, as we took steps to productively utilize the new equity capital raised in the second quarter of 2019.  Year-over-year total loan balances grew $105.0 million, or 16.9%, compared to the outstanding loan balances at the end of the third quarter of 2018.  Moreover, the Bank’s strong loan portfolio growth did not come at the expense of asset quality, which remained a significant strength at quarter end with annualized net charge-offs of just 0.07%.”

“Total deposits were up by more than $50.0 million from the end of the second quarter 2019, which includes a $16.0 million increase in noninterest-bearing deposits.  Although the growth in noninterest-bearing  deposits was partially due to seasonal factors, we see tangible evidence that the Company’s primary strategic focus on improving the effectiveness of its deposit gathering activities is beginning to positively influence our operating results.”

“During the past five years, we have invested significantly in branch, personnel and information processing infrastructure that would be capable of supporting a larger institution with a stronger competitive presence across our expanded service footprint.  We believe these investments are yielding returns as demonstrated by our growth beyond $1.0 billion in total assets in the second quarter of 2019, along with the improved bottom line results that were realized for the third quarter of 2019.  With total revenue for the third quarter of 2019 up by $1.2 million, or 15.7%, compared to the third quarter of 2018, and with the increase in noninterest expense held to $370,000, or 6.3%, we are beginning to generate improved operating leverage and moving towards targeted peer group levels.”

“Our focus for the fourth quarter of 2019 and during 2020 is to continue to increase net interest income through strong earning asset growth and by developing a more efficient funding mix with less dependence on wholesale borrowings and customer time deposits.  We have undertaken a comprehensive review of our operating expenses in conjunction with our three-year forward strategic planning process. As a result of these analyses, we are comfortable that our current infrastructure has been appropriately sized to meet the requirements of our planned growth activities over that planning horizon.  Consequently, we anticipate that the year-over-year growth rate in noninterest expense will be in the low- to mid-single digits annually in that three-year forward period.”

Income Statement

Third quarter 2019 net interest income increased $809,000, or 12.7%, to $7.2 million compared to $6.4 million for the third quarter of 2018.  The improvement over third quarter 2018 was primarily due to the $1.9 million, or 21.6%, increase in interest income, which resulted from a $93.4 million increase in average loans combined with a 29 basis point increase in the average yield on those loans.  The increase in interest income was also positively affected by a $40.2 million increase in average taxable investment securities coupled with a 23 basis point increase in the average yield earned on those securities, compared to the prior year quarter.  The increase in interest income was partially offset by higher interest expense, which increased $1.1 million to $3.5 million primarily because of an increase in the average balances of, and the average interest rates paid on, time deposits.

Net interest income for the first nine months of 2019 increased $1.2 million, or 6.2%, to $20.5 million compared to $19.3 million for the comparable period in 2018.  Interest and dividend income for the nine months ended September 30, 2019, was $30.5 million, an increase of $5.0 million, or 19.4%, compared to $25.6 million for the same period in 2018.  The increase in interest and dividend income was primarily a result of average loan growth of $64.5 million and a $35.3 million increase in taxable investment securities compared to the prior year period.  The increase in interest income was partially offset by higher interest expense of $10.1 million for the first nine months of 2019, which increased by $3.8 million from the prior year period.  The increase was primarily the result of a $117.5 million increase in average time deposits, along with a 76 basis-point increase in the interest rate paid on those time deposits. The increases in the average rates paid on time deposits reflected the competitive environment for such deposits within the Company’s marketplace as well as a general increase in short-term interest rates nationally.

The net interest margin for the third quarter of 2019 was 3.00%, a reduction of one basis point compared to 3.01% for the third quarter of 2018.  The slight reduction in the net interest margin for the third quarter of 2019 was due to a $91.5 million increase in interest-bearing liabilities coupled with a 39 basis point increase in the interest rate paid on those liabilities, largely offset by a $111.8 million increase in average interest-earning assets along with a 31 basis point increase in the yield earned on those assets.

The net interest margin for the nine months ended September 30, 2019 was 2.94%, a decrease of nine basis points compared to 3.03% for the prior year period.  The decrease in the net interest margin for the first nine months of 2019 was primarily a result of $71.9 million increase in interest-bearing liabilities coupled with a 52 basis point increase in the interest rate paid on those liabilities, partially offset by an $82.6 million increase in interest-earning assets and a 35 basis point increase in the average yield earned on those assets.

The provision for loan losses for the third quarter of 2019 was $600,000, up $309,000 from $291,000 for the prior year quarter.  The provision for the nine months of 2019 was $1.4 million, up $153,000, compared to $1.2 million for the same period in 2018.  The provision for the three-month and nine-month periods are reflective of continued significant growth in the Bank’s commercial and consumer lending portfolios, as well as changes to both quantitative and environmental factors deemed appropriate for the Bank’s loan portfolio.

Third quarter 2019 noninterest income of $1.3 million increased $346,000, or 36.8%, compared to $940,000 for the prior year third quarter.  The increase in noninterest income was due primarily to a $181,000 increase in net gains on sales and redemptions of investment securities, along with an increase of $108,000 in service charges on deposit accounts.

Noninterest income was $3.6 million for the nine months ended September 30, 2019, an increase of $739,000, or 25.8%, from the prior year period.  The increase in year-to-date noninterest income was also a result of a $421,000 increase in net gains on sales and redemptions of investment securities, as well as a $191,000 increase in service charges on deposit accounts. The increase in net gains on sales and redemptions of investment securities were part of the Company’s portfolio optimization and liquidity management strategies. It is the intention of management to reinvest the proceeds of these investment securities transactions into potentially higher yielding interest-earning assets in future periods.

Third quarter 2019 total noninterest expenses were $6.3 million, an increase of $370,000, or 6.3%, compared with $5.9 million for the prior year quarter.  The higher noninterest expense, compared to the prior year quarter was primarily a result of a $98,000 increase in building and occupancy costs, a $95,000 increase in data processing charges, and an $84,000 increase in salaries and benefits.

Noninterest expense for the nine-month period of 2019 was $19.5 million, an increase of $2.0 million, or 11.6%, compared with $17.5 million for the prior year period.  The increase was primarily due to a $998,000 increase in salary and benefit expenses, a $345,000 increase in data processing charges, and a $297,000 increase in building and occupancy costs.  The increase in salary and benefit expenses was due to increases in staffing levels intended to meet increased loan demand and to better serve customers and potential customers as the Bank’s operations continue to expand into Onondaga County.  The increases in data processing charges and building and occupancy costs are consistent with branch and operational growth.

Balance Sheet

Total assets at September 30, 2019 were $1.1 billion, an increase of $123.0 million, or 13.2%, from $933.1 million on December 31, 2018.  This increase was primarily a result of higher total loan balances which grew $105.6 million, or 17.0%, from December 31, 2018.  Portfolio growth was driven by a $53.6 million increase in commercial loans and a $45.5 million increase in consumer loans as compared to December 31, 2018.  Commercial lending growth was primarily a reflection of organic origination activity in the commercial real estate and commercial and industrial loan portfolios.  The increase in commercial and industrial loans was also the result of the June 2019 acquisition of a $5.0 million pool of loans from an unrelated financial institution.  The increase in consumer loans was primarily the result of the March 2019 acquisition of $23.4 million in automobile loans, the June 2019 acquisition of $5.0 million in unsecured consumer loans and the August 2019 acquisition of $21.9 million in home equity lines of credit from three unrelated financial institutions.

Total deposits at September 30, 2019 were $859.6 million, an increase of $132.5 million, or 18.2%, from $727.1 million on December 31, 2018.  Interest-bearing deposits were $748.4 million at September 30, 2019, an increase of $124.4 million, or 19.9%, from December 31, 2018.  The increase in interest-bearing deposits was driven by a combination of sources including municipal inflows related to seasonal tax collections and increases in retail and broker-sourced time deposits.  Noninterest-bearing deposits were $111.2 million at September 30, 2019, an increase of $8.1 million, or 7.9% from December 31, 2018.

Shareholders’ equity was $89.0 million on September 30, 2019, compared with $64.2 million on December 31, 2018.  The increase from the 2018 year end primarily reflects paid in capital from the successful completion of a private placement of new equity capital with gross proceeds of approximately $17.0 million during the second quarter of 2019.

Asset Quality

The Bank’s asset quality metrics remained stable in comparison to recent reporting periods and continue to compare positively to broad industry and peer group averages.  The annualized net loan charge-offs to average loans ratio of 0.07% for the third quarter of 2019 was down five basis points from 0.12% for the third quarter of 2018, and down 15 basis points from 0.22% for year ended December 31, 2018.  Nonperforming loans to total loans were 0.73% at September 30, 2019 and down two basis points compared to 0.75% at the end of the third quarter of 2018.  The allowance for loan losses to non-performing loans was 156.43% at the end of the third quarter of 2019 and 167.72% at September 30, 2018.  The Bank’s solid asset quality metrics are reflective of its business focus in Central New York State, an economically stable market area, along with the Bank’s robust loan servicing and collection capabilities and consistent underwriting procedures.

Cash Dividend Declared

On September 23, 2019, the Company announced that its Board of Directors had declared a cash dividend of $0.06 per common and preferred share, payable to shareholders of record as of October 18, 2019 on November 8, 2019.  Based on the closing price of the Company’s common stock of $13.00 on October 31, 2019, the implied dividend yield is 1.8%. The quarterly cash dividend of $0.06 equates to a dividend payout ratio of 35.4%.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation.  The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC).  The Bank has ten full-service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County.  Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC.  At September 30, 2019, there were 4,707,657 shares of common stock issued and outstanding, as well as 1,155,283 shares of convertible perpetual preferred stock issued and outstanding.  The Company's common stock trades on the NASDAQ market under the symbol "PBHC."  At September 30, 2019, the Company and subsidiaries had total consolidated assets of $1.1 billion, total deposits of $859.6 million and shareholders' equity of $89.2 million.

Forward-Looking Statement

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2019	2018	2019	2018
Condensed Income Statement
Interest and dividend income	$10,733	$8,830	$30,510	$25,555
Interest expense	3,528	2,434	10,052	6,299
Net interest income	7,205	6,396	20,458	19,256
Provision for loan losses	600	291	1,354	1,201
	6,605	6,105	19,104	18,055
Noninterest income excluding net gains (losses) on sales of securities, loans and foreclosed real estate	1,123	992	3,262	2,998
Net gains (losses) on sales of securities, loans and foreclosed real estate	159	(52)	275	(165)
Gains on marketable equity securities	4	-	61	26
Noninterest expense	6,282	5,912	19,532	17,498
Income before income taxes	1,609	1,133	3,170	3,416
Provision for income taxes	324	157	750	505

Net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	$1,285	$976	$2,420	$2,911
Net (loss) income attributable to noncontrolling interest	(10)	(9)	4	(23)
Net income attributable to Pathfinder Bancorp Inc.	$1,295	$985	$2,416	$2,934
Convertible preferred stock dividends	70	-	139	-
Warrant dividends	7	-	15	-
Undistributed earnings allocated to participating securities	206	-	195	-
Net Income available to common shareholders	$1,012	$985	$2,067	$2,934

	For the Periods Ended
	(Unaudited)
	September 30,	December 31,	September 30,
	2019	2018	2018
Selected Balance Sheet Data
Assets	$1,056,120	$933,115	$921,615
Earning assets	984,899	874,938	866,003
Total loans	725,900	620,270	620,859
Deposits	859,609	727,060	756,204
Borrowed funds	79,252	118,534	79,636
Allowance for loan losses	8,330	7,306	7,804
Subordinated loans	15,119	15,094	15,085
Pathfinder Bancorp, Inc. Shareholders' equity	88,962	64,221	63,320

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.07%	0.22%	0.12%
Allowance for loan losses to period end loans	1.15%	1.18%	1.26%
Allowance for loan losses to nonperforming loans	156.43%	340.13%	167.72%
Nonperforming loans to period end loans	0.73%	0.35%	0.75%
Nonperforming assets to total assets	0.52%	0.36%	0.53%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except share and per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2019	2018	2019	2018
Key Earnings Ratios
Return on average assets	0.51%	0.44%	0.33%	0.44%
Return on average common equity**	7.01%	6.15%	4.63%	6.17%
Return on average equity	5.80%	6.15%	4.21%	6.17%
Net interest margin	3.00%	3.01%	2.94%	3.03%

Share and Per Share Data
Basic weighted average shares outstanding*	4,579,334	4,194,839	4,423,440	4,157,221
Basic earnings per share*	$0.22	$0.23	$0.47	$0.71
Diluted weighted average shares outstanding*	4,579,334	4,278,345	4,423,440	4,256,921
Diluted earnings per share*	$0.22	$0.23	$0.47	$0.69
Cash dividends per share	$0.06	$0.06	$0.18	$0.18
Book value per common share at September 30, 2019 and 2018			$15.63	$14.53
Tangible book value per common share at September 30, 2019 and 2018			$14.64	$13.45

* Basic and diluted earnings per share are calculated based upon the two-class method for the three and nine months ended September 30, 2019.  Basic and diluted earnings per share are calculated based upon net income available to common shareholders for the three and nine months ended September 30, 2018.

Weighted average shares outstanding do not include unallocated ESOP shares.

** Common Equity includes the book value of the Company’s common shares, retained earnings and additional paid-in capital.  This amount is equal to the Company’s total equity minus the book value of preferred stock outstanding.

The above information is preliminary and based on the Company's data available at the time of presentation.